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                                                                   EXHIBIT 10.11



                         NOMINEE SHAREHOLDER AGREEMENT



    This Agreement is made this first day of January 1995, by and between:



(1) ARAMEX INTERNATIONAL LTD., a company duly organized and existing under and by virtue of the laws of Hong Kong and having its registered office at Room 1021 Sun Hung Kai Centre, 30 Harbour Road, Hong Kong, and acting through its Regional Office in Amman, Jordan whose address is at P.O. Box 960913 Amman, Jordan (hereinafter referred to as "ARAMEX") of the one part;



                                      and



(2) Ms. Raghida Ali Ghandour whose address is at P.O. Box 3371 Amman 11181 Jordan, (hereinafter referred as "Ms. GHANDOUR") of the other part



                                   WITNESSETH



    WHEREAS, Ms. GHANDOUR owns shares (hereinafter the "Shares") representing 22% (twenty two percent) of the share capital of the Arab American International Express Company (Aramex) Limited whose registered office is in Amman (hereinafter referred to as the "Company");



    WHEREAS, Ms. GHANDOUR has been holding the Shares in his name since the Company was first registered on behalf of and for the benefit of ARAMEX according to the terms and conditions set out herein.



    Now, therefore, the parties have agreed as follows:



1.  PREAMBLE: The preamble hereto constitutes part and parcel hereof.



2.  SCOPE



2.1 Ms. GHANDOUR hereby confirms and admits that he is holding the Shares in his name for and on behalf of the ARAMEX.



2.2 ARAMEX agrees to reimburse Ms. GHANDOUR for all amounts and expenses paid and incurred by Ms. GHANDOUR in acquiring and holding the shares. Furthermore and in the event that the share capital of the Company is increased and Ms. GHANDOUR is required to purchase additional shares in the Company, ARAMEX hereby agrees to pay Ms. GHANDOUR before such purchase the price and incidental costs of such purchase.



2.3 Ms. GHANDOUR hereby agrees to abide by any written instructions given by ARAMEX and concerning the Shares including casting votes at General Assembly meetings.



2.4 Subject to any currency and other restrictions, Ms. GHANDOUR hereby agrees to transfer the dividends received on the Shares to ARAMEX and upon the liquidation of the Company to transfer to ARAMEX the proceeds of the liquidation to which the Shares are entitled.



2.5 Ms. GHANDOUR shall not be liable for any of the Company's loans, obligations and liabilities as well as for any guarantees required to be given on behalf of the Company by the shareholders to any person, institution or otherwise. Should the Ms. GHANDOUR be required to make such guarantees then ARAMEX shall indemnify him for all amounts, expenses and cost that she incurs in making such guarantees.



2.6 ARAMEX hereby irrevocably and unconditionally agrees to hold Ms. GHANDOUR harmless and to fully indemnify him from and against any and all liabilities, claims, damages, losses, costs and expenses whatsoever and of any kind or nature which he may suffer or incur as a result of or arising out of or in connection with the performance of this Agreement and with the holding of the Shares as a nominee of ARAMEX.

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    IN WITNESS WHEREOF, the parties have signed this Agreement on the day and date first above written.



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
For and on behalf of                                 For and on behalf
ARAMEX                                               Ms. GHANDOUR

By                    /s/ FADI GHANDOUR              By                 /s/ RAGHIDA ALI GHANDOUR
           ---------------------------------------              ---------------------------------------
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
Name       -------------------------------------   Name       -------------------------------------
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